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                                                                EXHIBIT 99(b)(2)


Flair Industrial Park
Regional Commercial Banking Office
9000 Flair Drive
El Monte, CA 91731

                               January 13, 1997

Mr. B. Wayne Hughes
600 N. Brand Blvd., Suite 300
Glendale, CA 91203

Dear Mr. Hughes:

     This letter is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and B. WAYNE HUGHES ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of November 1, 1995, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

     The Agreement is amended as follows:

     1.  A new paragraph (b) is added to Section VI.(5) which reads as follows:

          "(b) not later than 60 days after and as of each calendar quarter end, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement."

     Existing paragraph (b) is relettered as (c).

     2. Sections VI.8 (Other Indebtedness) and VI.10 (Pledge of Assets) are deleted in their entirety. A new Section VI.8 is added which reads as follows:

          "8.  Financial Condition.  Maintain a ratio of Total Liabilities to
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     Net Worth (with such capitalized terms defined in accordance with generally accepted accounting principles, consistently applied) not greater than 0.25 to 1.00, determined as of each calendar quarter end."
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B. Wayne Hughes
January 13, 1997
Page 2


     3. The Letter Amendment dated December 11, 1995 is hereby replaced and superseded by the terms of this letter. The December 11, 1995 letter is of no force and effect.

     4. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This letter and the Agreement shall be read together, as one document.

     5. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

     Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions.

                                  Sincerely,

                                  WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION


                                  By: /s/ Daniel F. Maddox
                                      --------------------
                                        Daniel F. Maddox
                                        Vice President


Acknowledged and accepted as of 1/30/97:
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/s/ B. Wayne Hughes
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 B. Wayne Hughes